January 18, 1999


Stillwater Mining Company
1200 17th Street, Suite 900
Denver, Colorado  80202

          RE: REGISTRATION ON FORM S-8 OF 1,500,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE STILLWATER MINING COMPANY 1998 EQUITY INCENTIVE PLAN AND 300,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE GENERAL EMPLOYEE STOCK OPTION PLAN.

Ladies and Gentlemen:

      We have acted as counsel to Stillwater Mining Company, a Delaware corporation (the "Company"), in connection with the registration by the Company of 3,300,000 shares of Common Stock, $.01 par value (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. Of the 3,300,000 Shares to be registered, 1,500,000 of the Shares (the "Equity Plan Shares") will be issued pursuant to the Company's 1998 Equity Incentive Plan (the "Equity Incentive Plan") and 300,000 of the Shares (the "Option Plan Shares") will be issued pursuant to the Company's General Employee Stock Option Plan (the "Option Plan"). In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

      Based on the foregoing, we are of the opinion that the Equity Plan Shares and Option Plan Shares have been duly authorized and, when sold as contemplated by the Equity Incentive Plan and the Option Plan, as applicable, and the Registration Statement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

                                         Sincerely,


                                         /s/Davis, Graham & Stubbs LLP